Exhibit 10.4
FOURTH AMENDMENT TO THE
QUANEX CORPORATION 401(k) SAVINGS PLAN
FOR HOURLY EMPLOYEES
THIS AGREEMENT by Quanex Corporation, a Delaware corporation (the “Sponsor”),
W I T N E S S E T H:
WHEREAS, the Sponsor maintains the Quanex Corporation 401(k) Savings Plan for Hourly Employees, as amended and restated effective January 1, 1998 (the “Plan”);
WHEREAS, pursuant to Section 13.01 of the Plan, the Sponsor has the right to amend the Plan; and
WHEREAS, the Sponsor has determined to amend the Plan;
NOW, THEREFORE, the Sponsor agrees that, effective August 1, 2006, the Plan is amended as set forth below:
1. Section 1.01(d) of the Plan shall be completely amended and restated to provide as follows:
(d) Gainsharing Contribution Account — the Employer’s gainsharing contributions, if any, previously made to employees of Temroc Metals, Inc. under the terms of the collective bargaining agreement between Temroc Metals, Inc., a Minnesota corporation, and the United Steelworkers of America, Local 203A.
2. Section 1.06 of the Plan, the definition for “Benefit Payment Date,” shall be completely amended and restated to provide as follows:
1.06 “Benefit Payment Date” means the date on which the Trustee disburses the cash lump sum.
3. Section 1.12 of the Plan, the definition for “Committee,” shall be completely amended and restated to provide as follows:
1.12 “Committee” means the committee appointed by the Sponsor to administer the Plan, and, as applicable, the individual or entity to which the Committee has delegated its duties.
4. Section 1.14(d) of the Plan shall be completely amended and restated to provide as follows:
(d) Gainsharing Contribution — a gainsharing contribution previously made by the Employer to employees of Temroc Metals, Inc. under the terms of the collective bargaining agreement between Temroc Metals, Inc., a Minnesota corporation, and the United Steelworkers of America, Local 203A.
5. Section 1.20 of the Plan, the definition for “Eligible Employee,” shall be completely amended and restated to provide as follows:
1.20 “Eligible Employee” means an Employee who is (1) compensated by the Sponsor on an hourly basis and (2) is included in a unit of employees covered by the Teamsters Collective Bargaining Agreement. Effective July 1, 1999, “Eligible Employee” also means an Employee who (1) is compensated on an hourly basis by Nichols Aluminum Alabama, Inc., a Delaware corporation, and (2) is included in a unit of employees covered by the Steelworkers Collective Bargaining Agreement. During any period in which an individual is classified by an Employer as an intern or student with respect to such Employer, the individual is not eligible to participate in the Plan.
6. Section 1.24 of the Plan, the definition for “Employer” or “Employers,” shall be completely amended and restated to provide as follows:
1.24 “Employer” or “Employers” means the Sponsor, Nichols Aluminum-Alabama, Inc., a Delaware corporation (previously named Decatur Aluminum Corp.) and any other business organization that adopts the Plan.
7. Sections 1.25 and 1.57 of the Plan, the definitions for “Entry Date” and “UAW Collective Bargaining Agreement,” respectively, shall be deleted in their entireties and the remaining Sections in Article I shall be renumbered accordingly.
8. Section 1.52 of the Plan, the definition for “Spouse,” renumbered as Section 1.51 in accordance with paragraph 7 above, shall be completely amended and restated to provide as follows:
1.51 "Spouse” means the person to whom the Participant or former Participant is married under applicable local law. In addition, to the extent provided in a Qualified Domestic Relations Order, a surviving former spouse of a Participant or former Participant will be treated as the Spouse of the Participant or former Participant, and to the same extent any current spouse of the Participant or former Participant will not be treated as a Spouse of the Participant or former Participant. For purposes of Section 5.06, a former Spouse to whom all or a portion of a Participant’s or former Participant’s Plan benefit is payable under a Qualified Domestic Order shall, to that extent, be treated as a Spouse or surviving Spouse regardless of whether the Qualified Domestic Relations Order specifically provides that the former Spouse is to be treated as the Spouse for purposes of Sections 401(a)(11) and 417 of the Code.
9. Section 2.01 of the Plan shall be deleted in its entirety and Sections 2.02, 2.03, 2.04, 2.05 and 2.06 shall be renumbered as Section 2.01, 2.02, 2.03, 2.04 and 2.05, respectively.
10. Section 2.02 of the Plan, renumbered as Section 2.01 in accordance with paragraph 9 above, shall be completely amended and restated to provide as follows:

2.01 Employees of the Sponsor Covered by the Teamsters Collective Bargaining Agreement. Each Eligible Employee of the Sponsor who is included in a unit of employees covered by the Teamsters Collective Bargaining Agreement shall be eligible to participate in the Plan for purposes of making Salary Deferral Contributions (and, if applicable, Catch-up Salary Deferral Contributions) and Rollover Contributions on the date on which he completes an Hour of Service. Each such Eligible Employee shall be eligible to participate in the Plan for Supplemental Contribution purposes on the date on which the Eligible Employee completes one year of Active Service.
11. Section 2.03 of the Plan, renumbered as Section 2.02 in accordance with paragraph 9 above, shall be completely amended and restated to provide as follows:
2.02 Employees of Nichols Aluminum Alabama, Inc. Covered by the Steelworkers Collective Bargaining Agreement. Each Eligible Employee who is employed by Nichols Aluminum Alabama, Inc. and included in a unit of employees covered by the Steelworkers Collective Bargaining Agreement shall be a participant in the Plan for purposes of making Salary Deferral Contributions (and, if applicable, Catch-up Salary Deferral Contributions) and Rollover Contributions on the date on which he completes an Hour of Service. Each such Eligible Employee shall be eligible to participate in the Plan for Supplemental Contribution purposes on the date on which the Eligible Employee completes one year of Active Service.
12. Section 2.04 of the Plan, renumbered as Section 2.03 in accordance with paragraph 9 above, shall be completely amended and restated to provide as follows:
2.03 Eligibility Upon Reemployment. If an Employee incurs a Separation From Service prior to the date he initially begins participating in the Plan, he shall be eligible to begin participation in the Plan on the date on which he performs an Hour of Service after he incurs a Separation From Service. Subject to Section 2.04, once an Employee becomes a Participant, his eligibility to participate in the Plan shall continue until he Severs Service.
13. The first paragraph of Section 3.01 of the Plan shall be completely amended and restated to provide as follows:
3.01 Salary Deferral Contributions. Each Employer shall make a Salary Deferral Contribution in an amount equal to the amount by which the Considered Compensation of its Employees who are Participants was reduced on a pre-tax basis pursuant to salary deferral agreements (excluding amounts of Considered Compensation deferred pursuant to Section 3.02 that are properly characterized as Catch-up Salary Deferral Contributions). Any such salary deferral agreement shall be an agreement in a form satisfactory to the Committee to prospectively receive Considered Compensation from the Employer in a reduced amount and to have the Employer contribute an amount equal to the amount of the reduction to the Trust on account of the Participant. Any such salary deferral agreement shall be revocable in accordance with its terms, provided that no revocation shall be retroactive or permit payment to the

Participant of the amount required to be contributed to the Trust. A Participant’s or former Participant’s right to benefits attributable to Salary Deferral Contributions made to the Plan on his behalf shall be nonforfeitable.
14. The first paragraph of Section 3.02 of the Plan shall be completely amended and restated to provide as follows:
3.02 Catch-up Salary Deferral Contributions. Each Employer shall make a Catch-up Salary Deferral Contribution in an amount equal to the amounts by which its Catch-up Eligible Participants’ Considered Compensation was reduced as a result of salary deferral agreements authorizing Catch-up Salary Deferral Contributions (to the extent that their deferrals are properly characterized as Catch-up Salary Deferral Contributions). Any such salary deferral agreement shall be an agreement in a form satisfactory to the Committee to prospectively receive Considered Compensation from the Employer in a reduced amount and to have the Employer contribute an amount equal to the amount of the reduction to the Trust on behalf of the Catch-up Eligible Participant. Further, any such salary deferral agreement shall be revocable in accordance with its terms, provided that no revocation shall be retroactive or permit payment to the Catch-up Eligible Participant of the amount required to be contributed to the Trust. A Catch-up Eligible Participant’s or former Catch-up Eligible Participant’s right to benefits derived from Catch-up Salary Deferral Contributions made to the Plan on his behalf shall be nonforfeitable.
15. Section 3.03 of the Plan shall be completely amended and restated to provide as follows:
3.03 Supplemental Contributions. Each Plan Year, the Sponsor shall make a Supplemental Contribution for its Eligible Employees who are Participants in such amount and at such times as is required under the terms of the Teamsters Collective Bargaining Agreement. Nichols Aluminum Alabama, Inc. shall make a Supplemental Contribution for its Eligible Employees who are Participants in such amount and at such times as is required under the terms of the Steelworkers Collective Bargaining Agreement.
16. Section 3.04 of the Plan shall be deleted in its entirety and Sections 3.05, 3.06, 3.07, 3.08, 3.09, 3.10 and 3.11 shall be renumbered as Section 3.04, 3.05, 3.06, 3.07, 3.08, 3.09 and 3.10, respectively.
17. Section 3.10 of the Plan, renumbered as Section 3.09 in accordance with paragraph 9 above, shall be completely amended and restated to provide as follows:
3.09 Deadline for Payment of Contributions. Salary Deferral Contributions and Catch-Up Contributions shall be paid to the Trustee in installments. The installment for each payroll period shall be paid as soon as administratively feasible. The Supplemental Contributions for a Plan Year shall be paid to the Trustee in one or more installments, as the Employer may from time to time determine; provided, however, that such contributions may not be paid later than the time prescribed by law (including extensions thereof) for filing the Employer’s income tax return for its taxable year ending with or within such Plan Year.
18. Section 4.01 of the Plan shall be completely amended and restated to provide as follows:
4.01 Information Statements from Employer. Upon request by the Committee, the Employer shall provide the Committee with a schedule setting forth the amount of its Salary Deferral Contribution, Catch-Up Contributions, Supplemental Contributions, qualified nonelective contributions and restoration contribution; the names of its Participants, the number of years of Active Service of each of its Participants, the amount of Considered Compensation and Annual Compensation paid to each Participant, and the amount of Considered Compensation and Annual Compensation paid to all its Participants. Such schedules shall be conclusive evidence of such facts.
19. Section 4.04 of the Plan shall be completely amended and restated to provide as follows:
4.04 Allocation of Supplemental Contributions. The Committee shall allocate the Supplemental Contributions made by an Employer during a Plan Year among the Participants who are employed by the Employer during the Plan Year, based upon each such Participant’s Considered Compensation paid by the Employer as compared to the Considered Compensation for all such Participants who are employed by the Employer
20. Section 4.05 of the Plan shall be deleted in its entirety and Sections 4.06, 4.07 and 4.08 shall be renumbered as Section 4.05, 4.06 and 4.07, respectively.
21. Section 5.03 of the Plan shall be completely amended and restated to provide as follows:
5.03 Form of Distribution. Any distribution under the Plan shall be made in the form of (a) a single lump sum cash payment, or (b) as a Direct Rollover as provided in Section 5.05.
22. Section 5.04 of the Plan shall be deleted in its entirety and the Sections in Article V shall be renumbered accordingly.
23. Section 5.05 of the Plan, renumbered as Section 5.04 in accordance with paragraph 22 above, shall be completely amended and restated to provide as follows:
5.04 Immediate Payment of Small Amount Upon Separation From Service. Each Participant or former Participant whose Nonforfeitable Interest in his Account balance at the time of a distribution to him on account of his Separation From Service is, in the aggregate, less than or equal to $1,000.00, shall be paid in the form of an immediate single sum cash payment and/or as a Direct Rollover, as elected by him under section 5.05. However, if a Distributee who is subject to this Section 5.04 does not furnish instructions in accordance with Plan procedures to directly roll over his Plan benefit within 45 days after he becomes eligible for such distribution, he will be deemed to have elected to receive an immediate lump sum cash distribution of his entire Plan benefit. If a Participant’s or former Participant’s Nonforfeitable Interest in his Account balance payable upon his Separation From Service is zero (because he has no Nonforfeitable Interest in his Account balance), he will be deemed to have elected and to have received an immediate distribution of his entire Nonforfeitable Interest in his Account balance.
24. Section 5.07 of the Plan, renumbered as Section 5.06 in accordance with paragraph 10 above, shall be completely amended and restated to provide as follows:
5.07 Required Distributions.
Notwithstanding any other provision of the Plan, all benefits payable under the Plan shall be distributed, or commence to be distributed, in compliance with the following provisions:
(a) Required Distributions for Certain Persons Who are 70 1/2 or Older. Unless a Participant’s or former Participant’s entire Nonforfeitable Interest in his Plan benefit is distributed to him in a single sum no later than his Required Beginning Date or in the form of an annuity purchased from an insurance company, the Participant’s or former Participant’s Nonforfeitable Interest in his Plan benefit must begin to be distributed, not later than his Required Beginning Date, over the life of the Participant or former Participant, or the joint lives of the Participant or former Participant and his Section 401(a)(9) Beneficiary, or over a period not extending beyond the life expectancy of the Participant or former Participant or the joint and last survivor expectancy of the Participant or former Participant and his Section 401(a)(9) Beneficiary. The distribution required to be made on or before the Participant’s or former Participant’s Required Beginning Date shall be the distribution required for his first Distribution Calendar Year. The minimum required distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s or former Participant’s Required Beginning Date occurs must be made on or before December 31 of that Distribution Calendar Year. In the case of a benefit payable in a form other than a single sum or an annuity purchased from an insurance company, the amount that must be distributed for a Distribution Calendar Year is an amount equal to the amount specified in Paragraph (b) of this Section 5.06.
(b) Required Minimum Distributions. If a Participant’s or former Participant’s Required Beginning Date is before the date on which he incurs a Separation From Service, the Participant or former Participant (if he is then alive) must be paid either the entire amount credited to his Account or annual distributions from the Plan in the amounts required under section 401(a)(9) of the Code and Regulations thereunder commencing no later than his Required Beginning Date until his entire interest under the Plan has been distributed under this Article V. The distribution required to be made on or before the Participant’s or former Participant’s Required Beginning Date shall be the distribution required for his first Distribution Calendar Year. The minimum required distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s or former Participant’s Required Beginning Date occurs must be made on or before December 31 of that Distribution Calendar Year. The amount that must be distributed for a Distribution Calendar Year is an amount equal to (1) the Participant’s or former Participant’s Account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year, increased by any contributions or forfeitures allocated and made to the Account during such immediately preceding calendar year after the Valuation Date, and decreased by distributions made during such immediately preceding calendar year after the Valuation Date, divided by (2) the Participant’s or former Participant’s Applicable Distribution Period.
(c) Distribution Deadline for Death Benefit When Participant or Former Participant Dies Before His Distributions Begin. If a Participant or former Participant dies before the date distribution of his Nonforfeitable Interest in his Plan benefit begins, his entire Nonforfeitable Interest in his Plan benefit will be distributed, or begin to be distributed, to his Section 401(a)(9) Beneficiary no later than as follows:
(i) If the Participant’s or former Participant’s surviving Spouse is the Participant’s or former Participant’s sole Section 401(a)(9) Beneficiary, then distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant or former Participant died, or by December 31 of the calendar year in which the Participant or former Participant would have attained age 70 1/2 , if later.
(ii) If the Participant’s or former Participant’s surviving Spouse is not the Participant’s or former Participant’s sole Section 401(a)(9) Beneficiary and the payment of Plan death benefits to the Section 401(a)(9) Beneficiary will not be in the form of a single sum, then distributions to the Section 401(a)(9) Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant or former Participant died.
(iii) If the Participant’s or former Participant’s surviving Spouse is the Participant’s or former Participant’s sole Section 401(a)(9) Beneficiary, and the payment of a Plan death benefit to the Section 401(a)(9) Beneficiary will be in the form of a single sum, then the Participant’s or former Participant’s entire Nonforfeitable Interest in his Plan benefit will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s or former Participant’s death.
(iv) If there is no Section 401(a)(9) Beneficiary as of September 30 of the calendar year following the calendar year of the Participant’s or former Participant’s death, then the Participant’s or former Participant’s entire Nonforfeitable Interest in his Plan benefit will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s or former Participant’s death.
(v) If the Participant’s or former Participant’s surviving Spouse is the Participant’s or former Participant’s sole Section 401(a)(9) Beneficiary and the surviving Spouse dies after the Participant or former Participant but before distributions to the surviving Spouse begin, this Section 5.06(e), other than Section 5.06(e)(1), will apply as if the surviving Spouse were the Participant.

Unless the Participant’s or former Participant’s interest is distributed in the form of an annuity or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Paragraph (b) of this Section 5.06.
(d) Distribution of Death Benefit When Participant or Former Participant Dies On or After His Required Beginning Date. If a Participant or former Participant dies on or after his Required Beginning Date, his Plan benefit must be distributed to his Section 401(a)(9) Beneficiary at least as rapidly as the method of payment of minimum required distributions being used as of the date of his death.
(e) Limitations on Death Benefits. Benefits payable under the Plan shall not be provided in any form that would cause a Participant’s or former Participant’s death benefit to be more than incidental. Any distribution required to satisfy the incidental benefit requirement shall be considered a required distribution for purposes of section 401(a)(9) of the Code.
(f) Compliance with Section 401(a)(9). All distributions under the Plan will be made in accordance with the requirements of section 401(a)(9) of the Code and all Regulations promulgated thereunder, including, effective January 1, 2003, the Final Section 401(a)(9) Regulations, including sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Final Section 401(a)(9) Regulations. The provisions of the Plan reflecting section 401(a)(9) of the Code override any distribution options in the Plan inconsistent with section 401(a)(9) of the Code.
(g) Compliance with Section 401(a)(14). Unless the Participant or former Participant otherwise elects, the payment of benefits under the Plan to the Participant or former Participant will begin not later than the 60th day after the close of the Plan Year in which occurs the latest of (a) the date on which the Participant or former Participant attains the later of age 62 or Retirement Age, (b) the tenth anniversary of the year in which the Participant or former Participant commenced participation in the Plan, or (c) the Participant’s or former Participant’s Separation From Service.
25. Section 5.08 of the Plan, renumbered as Section 5.07 in accordance with paragraph 22 above, shall be completely amended and restated to provide as follows:
5.07 Consent to Distribution. Notwithstanding any other provision of the Plan, no benefit shall be distributed or commence to be distributed to a Participant or former Participant prior to his attainment of the later of age 62 or Retirement Age without his consent, unless the benefit is payable immediately under Section 5.04. Any such consent shall be valid only if given not more than 90 days prior to the Participant’s or former Participant’s Benefit Payment Date and after his receipt of the notice regarding benefits described in Section 5.08(a).
26. Section 5.13 of the Plan, renumbered as Section 5.12 in accordance with paragraph 22 above, shall be completely amended and restated to provide as follows:
5.12 Claims Review Procedures; Claims Appeal Procedures.

(a) Claims Review Procedures. When a benefit is due, the Claimant should submit a claim to the Committee. Under normal circumstances, the Committee will make a final decision as to a claim within 90 days after receipt of the claim. If the Committee notifies the Claimant in writing during the initial 90-day period, it may extend the period up to 180 days after the initial receipt of the claim. The written notice must indicate the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Committee must notify the Claimant in writing, and the written notice must set forth in a manner calculated to be understood by the Claimant:
(i) the specific reason or reasons for denial;
(ii) specific reference to the Plan provisions on which the denial is based;
(iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv) an explanation of the Plan claims review procedures and time limits, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.
If a decision is not given to the Claimant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.
(b) Claims Appeals Procedures. If a Claimant’s claim made pursuant to Section 5.12(a) is denied and he wants a review, he must apply to the Committee in writing. That application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the Claimant is entitled to receive on request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. The Committee must take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The Claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Committee can schedule any meeting with the Claimant or his representative that it finds necessary or appropriate to complete its review.
(c) This Section 5.12 does not apply in connection with determinations as to whether a Participant or former Participant has incurred a Disability. Rather, such determinations shall be subject to the procedures specified in Section 5.13.
27. Article VI of the Plan shall be completely amended and restated to provide as follows:
ARTICLE VI
LOANS
Except as specified below, the Committee may direct the Trustees to make loans to Participants (and Beneficiaries who are “parties in interest” within the meaning of ERISA) who have Nonforfeitable Interests in their Account balances. The Committee will be responsible for administering the Plan loan program. All loans will comply with the following requirements:
(a) All loans will be made solely from the Participant’s or Beneficiary’s Account.
(b) Loans will be available on a nondiscriminatory basis to all Beneficiaries who are “parties in interest” within the meaning of ERISA, and to all Participants.
(c) Loans will not be made for less than $1,000.00.
(d) The maximum amount of a loan may not exceed the lesser of (A) $50,000.00 reduced by the person’s highest outstanding loan balance from the Plan during the preceding one-year period, or (B) one-half of the person’s Nonforfeitable Interest in his Account balance under the Plan determined as of the date on which the loan is approved by the Committee.
(e) Any loan from the Plan will be evidenced by a note or notes (signed by the person applying for the loan in accordance with procedures established by the Committee) having such maturity, bearing such rate of interest, and containing such other terms as the Committee will require by uniform and nondiscriminatory rules consistent with this Article and proper lending practices.
(f) All loans will bear a reasonable rate of interest which will be established by the Committee. In determining the proper rate of interest to be charged, at the time any loan is made or renewed, the Committee will contact at least two of the largest banks in the geographic location in which the Participant or Beneficiary resides to determine what interest rate the banks would charge for a similar loan taking into account the collateral offered.
(g) Each loan will be fully secured by a pledge of the borrowing person’s Nonforfeitable Interest in his Account balance. No more than 50 percent of the person’s

Nonforfeitable Interest in his Account balance (determined immediately after the origination of the loan) will be considered as security for any loan.
(h) The term of the loan will not be less than 18 months. Generally, the term of the loan will not be more than five years. The Committee may agree to a longer term (but not more than seven years) only if such term is otherwise reasonable and the proceeds of the loan are to be used to acquire a dwelling which will be used within a reasonable time (determined at the time the loan is made) as the principal residence of the borrowing person.
(i) The loan agreement will require level amortization over the term of the loan. A Participant’s loan agreement will also require that loan repayments be made through payroll deductions.
(j) If a person fails to make a required payment within 30 days of the due date set forth in the loan agreement, the loan will be in default.
(k) If a Participant or former Participant has an outstanding loan from the Plan at the time of his Separation From Service, the Participant or former Participant will have the right to elect to continue to repay the loan in accordance with its terms; provided that if such an election is made such election shall be irrevocable and the Participant shall not be eligible to receive a distribution from the Plan until he has fully repaid the loan. If the Participant or former Participant does not elect to continue to repay the loan in accordance with its terms, the outstanding loan principal balance and any accrued but unpaid interest will become immediately due in full. The Participant or former Participant will have the right to immediately pay the Trustee that amount. If the Participant or former Participant fails to repay the loan, the Trustee will foreclose on the loan and the Participant will be deemed to have received a Plan distribution of the amount foreclosed upon. The Trustee will not foreclose upon a Participant’s or former Participant’s Salary Deferral Contribution Account or Catch-up Salary Deferral Contributions Account until the Participant’s Separation From Service.
(l) If a Beneficiary defaults on his loan, the Trustee will foreclose on the loan and the Beneficiary will be deemed to have received a Plan distribution of the amount foreclosed upon.
(m) No amount that is pledged as collateral for a Plan loan to a Participant will be available for withdrawal before he has fully repaid his loan.
(n) All interest payments made pursuant to the terms of the loan agreement will be credited to the borrowing person’s Account and will not be considered as general earnings of the Trust Fund to be allocated to other Participants.
28. Section 7.01 of the Plan shall be completely amended and restated to provide as follows:
7.01 In-Service Financial Hardship Distributions.
(a) General. Prior to his Separation From Service, a Participant is entitled to receive a distribution from his Salary Deferral Contribution Account

(except for income that was not credited to his Salary Deferral Account as of December 31, 1988), his Catch-up Salary Deferral Contribution Account (except for income credited to his Catch-up Salary Deferral Contribution Account), his Rollover Account, his Gainsharing Account, and his Nonforfeitable Interest in his Supplemental Contribution Account in the event of an immediate and heavy financial need incurred by the Participant and the Committee’s determination that the withdrawal is necessary to alleviate that hardship.
(b) Permitted Reasons For Financial Hardship Distributions. A distribution shall be made on account of financial hardship only if the distribution is for: (i) expenses for medical care described in section 213(d) of the Code previously incurred by the Participant, the Participant’s Spouse, or any dependents of the Participant (as defined in section 152 of the Code) or necessary for these persons to obtain medical care described in section 213(d) of the Code, (ii) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant, (iii) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his Spouse, children, or dependents (as defined in section 152 of the Code), (iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence, or (v) any other event added to this list by the Commissioner of Internal Revenue.
(c) Amount. A distribution to satisfy an immediate and heavy financial need shall not be made in excess of the amount of the immediate and heavy financial need of the Participant and the Participant must have obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Employer. The amount of a Participant’s immediate and heavy financial need includes any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the financial hardship distribution.
(d) Suspension of Participation in Certain Benefit Programs. The Participant’s hardship distribution shall terminate his right to have the Employer make any Salary Deferral Contributions on his behalf until the next time Salary Deferral Contributions are permitted after (1) the lapse of 12 months following the hardship distribution and (2) his timely filing of a written request to resume his Salary Deferral Contributions. In addition, for 12 months after he receives a hardship distribution from the Plan, the Participant is prohibited from making elective contributions and employee contributions to or under all other qualified and nonqualified plans of deferred compensation maintained by the Employer, including stock option plans, stock purchase plans and Code section 401(k) cash or deferred arrangements that are part of cafeteria plans described in section 125 of the Code. However, the Participant is not prohibited from making contributions to a health or welfare benefit plan, including one that is part of a cafeteria plan within the meaning of section 125 of the Code.
(e) Order of Distributions. Financial hardship distributions will be made in the following order: First withdrawals will be made from the

Participant’s Rollover Contribution Account, then from his Supplemental Contribution Account, then from his Gainsharing Contribution Account, then from his Salary Deferral Contribution Account, and finally, from his Catch-up Salary Deferral Contribution Account.
29. Section 7.03 of the Plan shall be completely amended and restated to provide as follows:
7.03 Method of Payment. Any distribution made pursuant to this Article VII, will be paid in the form of a single lump sum cash payment.
30. The first paragraph of Article VIII of the Plan shall be completely amended and restated to provide as follows:
A Participant or former Participant has a fully Nonforfeitable Interest in his entire Account balance when he (a) incurs a Disability on or prior to the date of his Separation From Service, (b) attains his Normal Retirement Age on or prior to the date of his Separation From Service, or (c) incurs a Separation From Service due to death. A Participant or former Participant shall at all times have a fully Nonforfeitable Interest in amounts credited to his Salary Deferral Contribution Account, his Catch-up Salary Deferral Contribution Account, his Gainsharing Contribution Account and his Rollover Account. A Participant or former Participant shall have a Nonforfeitable Interest in the following percentage of amounts credited to his Supplemental Contribution Account:
31. Section 9.01(a) of the Plan shall be completely amended and restated to provide as follows:
(a) If as a result of his Separation From Service a Participant or former Participant receives (or is deemed to receive under Section 5.04), a distribution of his entire Nonforfeitable Interest in the Plan not later than the end of the second Plan Year following the Plan Year in which his Separation From Service occurs, the remaining Forfeitable Interest in his Account balance will be immediately forfeited upon the distribution.
32. Section 9.04 of the Plan shall be deleted in its entirety.
33. Section 10.07 of the Plan shall be completely amended and restated to provide as follows:
10.07 Credit for Service With Other Employers. For purposes of determining an Employee’s Active Service for eligibility to participate and vesting, his service with Alumi-Brite Corporation, an Illinois corporation, Fruehauf Trailer Corporation, a Delaware corporation, Decatur Aluminum Holdings Corp., a Delaware corporation, (and wholly-owned subsidiaries of Decatur Aluminum Holdings Corp. and Temroc Metals, Inc., a Minnesota corporation, prior to its sale by the Sponsor, will be counted as Active Service under the Plan.
34. Sections 10.08, 10.09 and 10.10 of the Plan shall be deleted in their entireties and Section 10.11 shall be renumbered as Section 10.08.

IN WITNESS WHEREOF, the Sponsor has caused this Agreement to be executed on the 26th day of July, 2006.

QUANEX CORPORATION
By:	/s/ Kevin P. Delaney
Title:	Senior Vice President — General Counsel and Secretary